                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              THOMAS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               THOMAS GROUP, INC.
                           5215 N. O'CONNOR BOULEVARD
                                   SUITE 2500
                            IRVING, TEXAS 75039-3714

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

To the Holders of Common Stock of
  THOMAS GROUP, INC.:

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of Thomas Group, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas 75039, on Thursday, May 15, 1997 at 9:00 A.M., Dallas, Texas time, for the following purposes:

          (1) To elect eight persons to serve as directors until the Company's 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

          (2) To consider and vote upon an amendment to the Amended and Restated 1988 Stock Option Plan, to increase by 375,000 shares, from 800,000 to 1,175,000, the number of shares of the Company's Common Stock currently available for issuance under the Amended and Restated 1988 Stock Option Plan; and

          (3) To consider and vote upon adoption of the 1997 Stock Option Plan, pursuant to which 125,000 shares of the Company's Common Stock may be made available for issuance; and

          (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed March 20, 1997, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of the Company's Common Stock on that date are entitled to vote on matters coming before the meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas 75039-3714, for 10 days prior to the meeting.

     Please advise the Company's transfer agent, Harris Trust and Savings Bank, 5050 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, of any change in your address.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE SHARES ARE REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                        By Order of the Board of Directors,

                                        /s/ ALEXANDER W. YOUNG

                                        ALEXANDER W. YOUNG
                                        President and Chief Operating Officer

Irving, Texas
April 11, 1997

                               THOMAS GROUP, INC.
                           5215 N. O'CONNOR BOULEVARD
                                   SUITE 2500
                            IRVING, TEXAS 75039-3714

                             ---------------------

                                PROXY STATEMENT
                             ---------------------
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

     The accompanying proxy, mailed together with this Proxy Statement to stockholders on or about April 11, 1997, is solicited by Thomas Group, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on May 15, 1997 (the "Annual Meeting").

     As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the Annual Meeting include (1) the election to the Board of Directors of eight directors to serve as directors until the Company's 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified, (2) an amendment to the Amended and Restated 1988 Stock Option Plan (the "1988 Plan"), to increase by 375,000 shares, from 800,000 to 1,175,000, the number of shares of the Company's Common Stock currently available for issuance under the 1988 Plan, (3) adoption of the 1997 Stock Option Plan, pursuant to which 125,000 shares of the Company's Common Stock may be made available for issuance (the "1997 Plan") and (4) the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All holders of record of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on March 20, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 6,191,782 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required for the election of directors. All other action proposed herein may be taken upon the affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting, provided a quorum is present in person or by proxy.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposals to amend the 1988 Plan, or to adopt the 1997 Plan, will have the effect of a negative vote because those proposals require the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote. Brokers who hold shares in street name for customers and do not receive voting instructions from such customers are entitled to vote on the election of directors. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have
(i) the effect of a negative vote on the proposals to amend the 1988 Plan and to adopt the 1997 Plan and (ii) no effect on the election of directors.

     Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below, (ii) FOR amendment of the 1988 Plan, and (iii) FOR adoption of the 1997 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1997, by (i) each director, nominee for director and named executive officer of the Company, (ii) all officers and directors of the Company as a group, and (iii) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding Common Stock.

  NAME AND ADDRESS OF BENEFICIAL OWNER    SHARES OWNED(1)      PERCENT
  ------------------------------------    ---------------      -------
Philip R. Thomas(2).....................     2,332,759(3)       39.6%
Alexander W. Young(2)...................       134,438(4)        2.3%
Leland L. Grubb, Jr.(2).................        30,134(5)        *
Thomas J. Popek(2)......................        40,952(6)        *
Robert W. Stephens(2)...................        14,874(7)        *
Donald J. Almquist(2)...................        10,432(8)        *
Gerald K. Beckmann(2)...................        37,643(9)        *
J. Fred Bucy(2).........................        24,836           *
Hollis L. Caswell(10)...................        24,576           *
John T. Chain, Jr.(2)...................        17,482(8)        *
James E. Dykes(2).......................         8,482(8)        *
All officers and directors as a group        2,723,580(11)      46.2%
  (14 persons)..........................
Wanger Asset Management, L.P............       449,000           7.6%
  227 West Monroe Street, Suite 30000
  Chicago, Illinois 60606
FMR Corp................................       362,700           6.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
Capital Research and Management                388,500           6.6%
  Company...............................
  333 South Hope Street
  Los Angeles, California 90071

---------------

 *   Less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by spouses and minor children of such persons and corporations in which such persons hold a controlling interest. The amount shown also includes shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company. Holders of Class B Common Stock have rights identical to holders of Common Stock, except that holders of Class B Common Stock have no voting rights, other than as required by Delaware law. There are no matters to be considered at the Annual Meeting that holders of Class B Common Stock would be entitled to vote on under Delaware law. Class B Common Stock is owned by the persons set forth above as follows: Mr. Thomas, 140,460 shares; Mr. Bucy, 9,000 shares; and all officers and directors as a group, 149,460 shares. The amounts shown in the table include shares of Common Stock and Class B Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(2) The address of the named individuals is 5215 N. O'Connor Boulevard, Suite 2500, Irving, Texas 75039-3714.

(3) Includes 189,327 shares of Common Stock which may be issued within 60 days of February 28, 1997 upon exercise of outstanding options.

(4) Includes 73,829 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(5) Includes 25,134 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(6) Includes 1,092 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(7) Includes 8,460 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(8) Includes 5,250 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(9) Includes 35,713 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(10) Includes 1,000 shares owned by Mr. Caswell's spouse. Mr. Caswell disclaims beneficial ownership of such shares.

(11) The amount shown includes a total of 356,762 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors that shall constitute the entire Board of Directors shall not be less than one and shall be fixed from time to time exclusively by the Board of Directors. The Board of Directors has set the number of directors at nine, and accordingly there is currently a vacancy. The eight nominees for director listed below will stand for election at this Annual Meeting for a one-year term of office expiring at the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     The following table sets forth certain information as to the nominees for directors of the Company:

                          NAME AND AGE                             POSITIONS AND OFFICES WITH THE COMPANY   DIRECTOR SINCE
                          ------------                             --------------------------------------   --------------
Philip R. Thomas, 62.............................................  Chairman of the Board and                     1978
                                                                   Chief Executive Officer
Alexander W. Young, 53...........................................  Director, President and Chief
                                                                   Operating                                     1991
                                                                   Officer
Donald J. Almquist, 63...........................................  Director                                      1995
Gerald K. Beckmann, 54...........................................  Director                                      1991
J. Fred Bucy, 68.................................................  Director                                      1991
Hollis L. Caswell, 65............................................  Director                                      1991
John T. Chain, Jr., 62...........................................  Director                                      1995
James E. Dykes, 59...............................................  Director                                      1995

     While it is not anticipated that any of the nominees will be unable to serve, if any nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers of the Company serve at the will of the Board of Directors.

     PHILIP R. THOMAS founded the Company in 1978 after serving as a Vice President of one of RCA's semiconductor business units, as General Manager of Metal Oxide Semiconductor operations for Fairchild Semiconductor, as a Vice President and General Manager of the microelectronics division of General Instrument Corp., an electronics manufacturer, and in operational and strategic management positions with Texas Instruments Incorporated. He has served as a director and as Chief Executive Officer of the Company since its inception.

     ALEXANDER W. YOUNG became President and Chief Operating Officer of the Company in January 1991 and was elected as a director of the Company in October 1991. Mr. Young served as the Company's Vice President for Training and Product Development from 1989 to 1991. Mr. Young served as Executive Vice President, General Manager, and a director of Zymos Company, a designer and manufacturer of semiconductors, from August 1986 to October 1989. Mr. Young serves as a director of DII Group, a publicly-held electronics manufacturing company.

     LELAND L. GRUBB, JR., 51, has been associated with the Company since April 1995 as Vice President, Chief Financial Officer and Treasurer. Mr. Grubb is also currently serving as president of the Automotive Business Unit. Prior to joining the Company, Mr. Grubb served as Chief Financial Officer of Detroit Diesel Corporation, a manufacturer of diesel engines and related parts from January 1988 to January 1995, and held senior financial positions with General Motors Corporation from July 1968 to December 1987.

     HERBERT D. LOCKE, 59, became associated with the Company in 1994 and currently serves as Vice President of the company and President of the Asia/Pacific Business Unit. From 1993 to 1994, Mr. Locke served as Vice President, Operations at Farr Company, a California-based company engaged in the air and gas filtration industry. Prior to that time, Mr. Locke served in various managerial capacities for Texas Instruments, most recently in the Asia Pacific region.

     ROBERT W. STEPHENS, 65, became associated with the Company in 1993 and was named Vice President in May 1995. Mr. Stephens is also currently serving as President of the Manufacturing Business Unit. From 1989 to 1992, Mr. Stephens was President and Chief Executive Officer of Zodiac Technologies, a company engaged in the personal computer business. From 1982 to 1989, Mr. Stephens served in a variety of capacities, most recently as Executive Vice President, for DSC Communications Corporation, a manufacturer of telephone switching equipment.

     J. THOMAS WILLIAMS, 50, became associated with the Company in 1992 and currently serves as Vice President in charge of the European business unit. Prior to joining the Company, Mr. Williams served as the Industrial Facilities Policy Director for the United States Navy, and as Chief Financial Officer for the Long Beach Naval Shipyards.

     DONALD J. ALMQUIST was elected director of the Company in May 1995. Mr. Almquist retired in January 1993 as Chairman, President and Chief Executive Officer of Delco Electronics Corporation. Mr. Almquist had also served as executive vice president of GM Hughes Electronics and as a director of Hughes Aircraft Company. Mr. Almquist currently serves on the Board of Directors and Executive Committee of the Indiana Business Modernization and Technology Corporation, and as a member of the National Board of Advisors and the Board of Managers at Rose-Hulman Institute of Technology.

     GERALD K. BECKMANN became associated with the Company in 1985 and was elected a director of the Company in October 1991. From 1981 to 1984, Mr. Beckmann was the Chief Executive Officer of Threshold Technology, a publicly-held company and a developer of voice recognition systems. Mr. Beckmann served from December 1992 through August 1993 as Co-Chairman of Protech, Inc., a publicly-held manufacturer of electronic circuit board test equipment. Mr. Beckmann currently serves as President, Chief Executive Officer and a director of Integrated Security Systems, Inc., a publicly held developer of security solutions for commercial applications.

     J. FRED BUCY was elected a director of the Company in October 1991. From 1985 to the present, Mr. Bucy has been involved in a variety of civic endeavors, including service as Chairman of the Texas National Laboratory Research Commission, the governmental agency of the State of Texas responsible for the administration of the Texas funding of the Superconducting Super Collider project. From 1953 to 1985, Mr. Bucy was employed by Texas Instruments Incorporated, serving from 1984 through his retirement in 1985 as President, Chief Executive Officer, and a director; from 1976 to 1984 as President, Chief Operating Officer, and a director; and from 1974 to 1976 as Executive Vice President, Chief Operating Officer, and a director. Mr. Bucy currently serves as a director of Optical Data Systems, Inc., a manufacturer of heterogeneous computer environments.

     HOLLIS L. CASWELL was elected a director of the Company in October 1991. Dr. Caswell is currently a director of HYPRES, Inc., a superconducting electronics company. He is also a director of Advanced Energy Industries, Inc., a power supply provider to the electronics industry. From 1984 to 1990, Dr. Caswell was a Senior Vice President at Unisys Corporation.

     JOHN T. CHAIN, JR. was elected director of the Company in May 1995. Since December 1996, Mr. Chain has served as President of Quarterdeck Equity Partners, Inc., a company involved in the acquisition of small suppliers to the defense and aerospace industry. Mr. Chain served from 1991 until early 1996 as Executive Vice President for Burlington Northern Santa Fe. From 1989 to 1991, Mr. Chain was Commander in Chief of the U.S. Strategic Air Command. Mr. Chain currently serves on the board of directors for the following companies: Kemper National, Northrop Grumman Corporation, RJR Nabisco Holdings, Inc. and Nabisco Holdings, Inc.

     JAMES E. DYKES was elected director of the Company in May 1995. Mr. Dykes has served since August 1994 as President and Chief Operating Officer and a director of Intellon Corporation, a home-automation electronics company. From 1989 to 1993, Mr. Dykes was President and Chief Executive Officer of Signetics Company, an integrated circuits company. Mr. Dykes also currently serves on the board of directors for the following companies: Cree Research Inc., a silicon carbide electronics company, and Exar Corporation, an integrated circuits company.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established three committees, a Compensation and Stock Option Committee, an Audit and Finance Committee and a Nominating Committee.

     The Compensation and Stock Option Committee, currently composed of Messrs. Caswell, Almquist and Dykes, met four times during the fiscal year ended December 31, 1996. The Compensation and Stock Option Committee determines the amount and form of compensation and benefits payable to all officers and employees, reviews and approves stock option grants to directors, officers and employees, and advises and consults with management regarding the benefit plans and compensation policies and practices of the Company.

     The Audit and Finance Committee, currently composed of Messrs. Bucy, Caswell and Chain, met four times during the fiscal year ended December 31, 1996. This committee monitors and makes recommendations to the Board of Directors on matters pertaining to the financial management of the Company, including monitoring the adequacy and effectiveness of the internal and external audit functions, control systems, financial accounting and reporting, and adherence to applicable legal, ethical and regulatory requirements. Prior to the mailing of this Proxy Statement to the stockholders of the Company, the committee met with the Company's independent auditors to review the plan and scope of the 1996 audit and the significant accounting policies and internal controls.

     The Nominating Committee, currently composed of Messrs. Chain, Almquist, Bucy, and Dykes, met one time during the fiscal year ended December 31, 1996. This committee makes recommendations to the Board of Directors regarding potential nominees to the Board. See "Stockholder Proposals."

     The Board of Directors held eight meetings during the fiscal year ended December 31, 1996. All of the directors attended at least 75% of the meetings of the Board of Directors and its committees on which they served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during each of the three years ended December 31, 1996, to (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers (collectively, the "named executive officers") whose total cash compensation for the year ended December 31, 1996 exceeded $100,000.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                      ANNUAL COMPENSATION            ------------
                                              ------------------------------------    SECURITIES
                                                                      OTHER ANNUAL    UNDERLYING     ALL OTHER
      NAME & PRINCIPAL POSITION        YEAR    SALARY      BONUS      COMPENSATION     OPTIONS      COMPENSATION
      -------------------------        ----   --------   ----------   ------------   ------------   ------------
Philip R. Thomas,                      1996         --           --     $56,000(1)          --         $58,354(2)
  Chairman of the Board and            1995         --   $1,949,000      56,000             --         293,930
  Chief Executive Officer              1994         --           --      56,000             --         352,000
Alexander W. Young,                    1996   $385,000           --       7,200(1)                       4,750(3)
  President and                        1995    359,000      197,000       7,000             --           4,620
  Chief Operating Officer              1994    313,000       19,000       7,000         86,000(4)           --
Leland L. Grubb,                       1996    300,000           --       7,200(1)          --(3)          950
  Vice President and Chief             1995    140,000       11,000       4,800             --              --
  Financial Officer                    1994         --           --          --             --              --
Thomas J. Popek,                       1996    267,000           --       7,200(1)          --           4,750(3)
  Vice President                       1995    252,000       17,000       7,000          2,500           4,620
                                       1994    240,000       15,000       7,000          3,500(5)           --
Robert W. Stephens,                    1996    289,000           --       7,200(1)          --           2,375(3)
  Vice President                       1995    205,000       19,000       4,800             --              --
                                       1994    151,000       17,000          --             --              --

---------------

(1) Represents car allowances for the benefit of the named executive officers.

(2) Represents $51,226 in real estate and other rentals and the Company's contribution of $7,125 to such officer's account under the Company's 401(k) Plan. See "Certain Transactions."
(3) Represents the Company's contribution to such officer's account under the Company's 401(k) Plan.
(4) Includes 85,000 options whose exercise price was adjusted.
(5) Includes 2,500 options whose exercise price was adjusted.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options during the year ended December 31, 1996 to the named executive officers.

---------------------------------------------------------------------------------------------------------------------------------
                                                     INDIVIDUAL GRANTS
                               --------------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                                SECURITIES     OPTIONS                  MARKET                   PRICE APPRECIATION FOR OPTION
                                UNDERLYING    GRANTED TO                PRICE                               TERM(1)
                                 OPTIONS     EMPLOYEES IN   EXERCISE   ON DATE    EXPIRATION  -----------------------------------
             NAME               GRANTED(2)   FISCAL YEAR     PRICE     OF GRANT      DATE         0%          5%          10%
---------------------------------------------------------------------------------------------------------------------------------
  Philip R. Thomas............     2,200           .34       $ 8.00      13.50       2/1/06     12,100      30,800       59,400
       ------------------------------------------------------------------------------------------------------------------
  Alexander W. Young..........       164           .03        14.25      14.25      3/22/06      --          1,500        3,700
                                   5,000           .76         7.94       7.94     12/18/06      --         25,000       63,000
       ------------------------------------------------------------------------------------------------------------------
  Leland L. Grubb.............     5,000           .76         7.94       7.94     12/18/06      --         25,000       63,000
       ------------------------------------------------------------------------------------------------------------------
  Thomas J. Popek.............    15,000          2.28         7.94       7.94     12/18/06      --         74,900      189,800
                                   1,000           .15         8.00      13.50       2/1/06      5,500      14,000       27,000
                                     250           .04         0.00     19.125       6/3/06      4,800       7,800       12,400
       ------------------------------------------------------------------------------------------------------------------
  Robert W. Stephens..........    16,000          2.44         7.94       7.94     12/18/06      --         79,900      202,400
                                   1,000           .15         8.00       8.00       2/1/06      5,500      14,000       27,000
       ------------------------------------------------------------------------------------------------------------------

(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(2) These options generally vest with respect to 20% of the shares issuable thereunder on the date of grant and 20% annually thereafter, with incremental monthly vesting. Vesting of options granted December 18, 1996 is tied to earnings per share targets set by the Compensation and Stock Option Committee.

OPTION EXERCISES AND HOLDINGS

     The following table provides information related to the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise and the number and value of options held by the named executive officers of the Company at December 31, 1996.

                                                                 UNEXERCISED OPTIONS AT DECEMBER 31, 1996
                                                         --------------------------------------------------------
                                                                 NUMBER OF
                                  SHARES                   SECURITIES UNDERLYING          VALUE OF UNEXPIRED
                                 ACQUIRED      VALUE        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
             NAME               ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
             ----               -----------   --------   -------------------------   ----------------------------
Philip R. Thomas...............   175,096     $209,000   189,181/ 1,393                    $    500/$   900
Alexander W. Young.............    31,500     $200,800   68,280/21,984                     $128,100/$35,500
Leland L. Grubb................        --           --   21,467/37,533                          -- /$ 3,400
Thomas J. Popek................     5,887     $ 45,400      676/17,667                     $  1,200/$13,400
Robert W. Stephens.............        --           --    7,574/22,181                     $  4,500/$12,700

---------------

(1) For purposes of this table, the value of the Common Stock is $8.625 per share, the last sale price of the Common Stock on December 31, 1996 as reported on the NASDAQ National Market System, and the value of the Class B Common Stock is $6.04 (70% of $8.625).

EMPLOYMENT AGREEMENTS OF CERTAIN EXECUTIVE OFFICERS

     Mr. Thomas and Mr. Young are employed by the Company under employment agreements which became effective in August 1993 and Mr. Grubb is employed by the Company under an employment agreement which became effective in April 1995.

     Mr. Young and Mr. Grubb's employment agreements provide for base compensation in the initial amount of $300,000, with base compensation to be adjusted at least annually by the Compensation and Stock Option Committee of the Board. The employment agreements provide for additional compensation, calculated according to a formula based on the Company's profits and growth in profits, payable in cash up to a specified amount and in stock options thereafter. The stock options granted under Mr. Young and Mr. Grubb's employment agreements will have exercise prices equal to the market price per share of the Common Stock on the date of grant, will be fully vested, and will expire 10 years from the date of grant. All stock options granted pursuant to Mr. Young and Mr. Grubb's employment agreements will be granted under the 1992 Plan and will be subject to the provisions of the 1992 Plan.

     The expiration of Mr. Thomas and Mr. Young's employment agreements has been extended by the Board of Directors, from August 31, 1998 until December 31, 2000. Mr. Grubb's employment agreement has a five-year term and may be extended for five additional years by mutual agreement.

     The employment agreements may be terminated by the employee upon one year's notice to the Company. The employment agreements may be terminated by the Company with or without cause, by the employee with or without "Good Reason", upon the disability of the employee, or upon the occurrence of a "Change in Control" of the Company. A "Change in Control" is defined as the occurrence of any of the following events: (i) a third party acquires securities representing 40% or more of the Common Stock or the combined voting power of the Company's outstanding securities, (ii) the number of directors of the Company as of the date of the employment agreements plus the number of directors approved by two-thirds of those initial directors (or their approved successors) cease to constitute, in the aggregate, a majority of the members of the Board, (iii) certain reorganizations, consolidations or mergers involving the Company, or
(iv) a dissolution or liquidation of the Company in certain circumstances. "Good Reason" is defined to include the failure of the Board to nominate the employee to stand for election as a director of the Company or the significant diminution of the employee's responsibilities. In the event of a termination of the employee by the Company without cause, by the employee with "Good Reason," upon the disability of the employee, or upon a Change in Control, any of the employee's stock options that are not fully vested will become fully vested and immediately exercisable and the employee is entitled to a lump sum cash payment based on the average compensation paid to the employee during the previous four years. In the event of termination by the Company with cause or by the employee without Good Reason, the employee is entitled (i) to reimbursement for expenses incurred prior to termination, (ii) to the payment of bonuses or incentive compensation and (iii) to exercise vested options for a period of 90 days. If the employment of Mr. Thomas, Mr. Young or Mr. Grubb had been terminated without cause as of January 1, 1997, such executives would have been entitled to receive severance payments of approximately $1,675,000, $668,000, and $377,000, respectively. The employment agreements also contain noncompetition, non-solicitation and confidentiality covenants.

     Amendments to the employment agreements are effective only if they are in writing and signed by both the employee and the Company. In order for Mr. Young and Mr. Grubb's employment agreements to comply with exemptions contained in the rules promulgated under Section 16(b) of the Securities Exchange Act of 1934, the formula provisions of Mr. Young and Mr. Grubb's employment agreements may not be amended more than once every six months, other than to conform with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Further, the Company would seek stockholder approval of any amendment to Mr. Young and Mr. Grubb's employment agreements if the amendment would (i) materially increase the benefits accruing to Mr. Young or Mr. Grubb under their respective employment agreements or (ii) materially increase the number of securities which may be issued under the employment agreements.

DIRECTORS' COMPENSATION

     In 1996 each non-employee director earned fees at an annual rate of $50,000, one-half of which was paid in cash and the balance in shares of Common Stock of the Company. During 1996 one director received a business advisory fee in the amount of $75,000 for services rendered during 1996. In addition, all directors were reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company did not receive any compensation in their capacity as directors.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Final decisions regarding executive compensation are made by the Board of Directors of the Company. Recommendations to the Board regarding executive compensation are made by the Compensation and Stock Option Committee (the "Compensation Committee"). The Compensation Committee consists of Board members who are "disinterested persons" as that term is defined in the Securities Exchange Act of 1934, and who are "outside directors" under the Internal Revenue Code.

     The Company's executive compensation policy is based on pay-for-performance. For the Company's executive officers and other senior management of the Company, the Company has established fixed and incentive components of compensation, with the latter component comprised of options whose vesting is tied to earnings per share targets. For two other officers of the Company, Mr. Young and Mr. Grubb, the Company has also established fixed and incentive components of compensation, where the incentive component is tied specifically to Company growth and performance. Mr. Thomas, the Chief Executive Officer (the "CEO"), has an agreement with the Company which establishes solely an incentive component of compensation, where the incentive component is tied specifically to Company growth and performance.

     For Mr. Young and Mr. Grubb, incentive compensation is determined by multiplying the Company's revenues by a sharing ratio and then by a factor defined as the entitled percentage. The entitled percentage was initially calculated by multiplying fixed compensation by 55% and dividing by $1,000,000 and may be adjusted at the Compensation Committee's discretion. The sharing ratio takes into account two factors: the growth rate of income before tax and incentive compensation ("IBTIC"), and IBTIC as a percent of revenue. The sharing ratio method was chosen because the Compensation Committee desired to balance the goals of maximizing profits with the growth of the Company's business.

     For Mr. Young and Mr. Grubb, the sharing ratio matrix adopted by the Board is as follows:

                                                      SHARING RATIO (%)
IBTIC AS % OF REVENUE                                 IBTIC GROWTH RATE
---------------------        --------------------------------------------------------------------
                             5%          5-9.99%         10-14.99%         15-24.99%         25%
                             ---         -------         ---------         ---------         ----
        0 - 8.99%            0.0           0.0              0.0               0.2            0.3
    9.00 - 14.99%            0.3           0.4              0.5               0.6            0.7
   15.00 - 19.25%            0.5           0.6              0.8               1.0            1.2
      Over 19.25%            0.8           1.0              1.3               1.6            1.8

     By way of example, if for a given year revenues are $60 million, IBTIC is $11.6 million (19.3% of revenue) and IBTIC for the prior year was $8.9 million, then the IBTIC growth rate is 30.3% and the sharing ratio would be 1.8% of revenues.

     If an officer's entitled percentage was 0.0825, incentive compensation would be calculated as $60 million (revenue) X .018 (sharing ratio X .0825 (entitled percentage), or $89,100. Officer cash incentive compensation is limited to 55% of fixed compensation. If the formula generates an excess over this limit, stock options are awarded with the number of shares determined by dividing the excess by the market price of the Company's Common Stock on date of grant.

     For the CEO, the sharing ratio matrix adopted by the Board is as follows:

                                                   SHARING RATIO (%)
                                                   IBTIC GROWTH RATE
                        ------------------------------------------------------------------------
IBTIC AS % OF REVENUE                  STANDARD INCENTIVE                   FOUNDER'S INCENTIVE
---------------------   -------------------------------------------------   --------------------
                       Less
                       than
                        5%    5-9.99%   10-14.99%   15-24.99%   25-29.99%    30-39.99%     40%+
                       ----   -------   ---------   ---------   ---------   -----------   ------
      4.0 - 8.99%       0.0     0.0        0.0         0.2         0.3           0.7        1.0
    9.00 - 14.99%       0.3     0.4        0.5         0.6         0.7           1.3        1.6
   15.00 - 19.25%       0.5     0.6        0.8         1.0         1.2           1.9        2.2
      Over 19.25%       0.8     1.0        1.3         1.6         1.8           2.5        2.9

     The CEO's compensation has no fixed base component, and IBTIC as a percent of revenue has a floor of 4% in the matrix; consequently, the CEO's compensation is entirely performance-based. Assuming the example above, with annual revenues of $60 million, the sharing ratio would be 2.5% and incentive compensation for the CEO would be $1,500,000. In 1996, Company growth and performance did not exceed the performance thresholds set in Mr. Thomas' employment agreement; consequently, Mr. Thomas earned no incentive compensation in 1996. See "Certain Transactions."

     For the duration of his employment agreement, the CEO's entire compensation is performance-based, as determined by the matrix. Consequently, there is greater potential variability in the CEO's compensation from year to year than would be the case were (i) a portion guaranteed by a fixed salary or (ii) the performance goals amended annually. The Compensation Committee is of the view that by not amending the performance goals every year, the CEO will have a constant, long-term focus on Company growth and profitability.

     By providing direct links between pay and performance, the Compensation Committee is confident that the incentive compensation program for the CEO and other officers of the Company aligns management's interests with the long-term interests of the stockholders.

     The preceding report was issued by the Compensation and Stock Option Committee, comprised of:

                                                  Donald J. Almquist
                                                  Hollis L. Caswell
                                                  James E. Dykes

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions with respect to the executive officers of the Company are made by the Compensation Committee of the Board, which is comprised of Mr. Almquist, Mr. Caswell and Mr. Dykes.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph sets forth the Company's total shareholder return as compared to the NASDAQ Stock Market (US) Index and an index of companies having a market capitalization of $50 million to $75 million, over the period beginning August 19, 1993 and ending December 31, 1996. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Stock Market (US) Index and the index of companies having a market capitalization of $50 million to $75 million. The Company has chosen an index of companies having a market capitalization of $50 million to $75 million for the following reasons: this is the historical market capitalization range for the Company's Common Stock, the stock price performance for companies in that range tends to react to market forces in a similar fashion, and the Company has no true public company peer group.

                TOTAL SHAREHOLDER RETURN FOR THOMAS GROUP, INC.,
                         NASDAQ STOCK MARKET (US) INDEX
                                      AND
                    COMPANIES WITH MARKET CAPITALIZATION OF
                           $50 MILLION TO $75 MILLION

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG THOMAS GROUP, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD               THOMAS             NASDAQ           PEER GROUP
      (FISCAL YEAR COVERED)            GROUP, INC.       MARKET INDEX           INDEX
8/19/93                                        100.00             100.00             100.00
12/31/93                                       129.63             101.66             106.44
12/31/94                                        46.30             106.74              89.37
12/31/95                                       100.00             138.45              97.47
12/31/96                                        66.67             172.04              95.05

                    ASSUMES $100 INVESTED ON AUGUST 19, 1993
                          ASSUMED DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1996

                              CERTAIN TRANSACTIONS

     During 1996 the Company made advances to Mr. Thomas premised upon anticipated revenues and net income for the year. Such revenues and net income did not exceed the thresholds set in Mr. Thomas' employment agreement; consequently, Mr. Thomas earned no incentive compensation in 1996 and has executed a promissory note payable to the Company in the amount of $1,500,000 to repay such advances to the Company. The note is due September 25, 1997 and carries an interest rate of prime plus 1/4%.

     The Company has entered into a 25-year lease agreement with Mr. Thomas for 60 acres of land on which the CEO Center is situated. Payments under such lease totaled $6,000 during 1996. The Company has a separate agreement to lease guest accommodations situated on Mr. Thomas' personal property adjacent to the CEO Center. This lease has been prepaid in its entirety.

     Through January 1, 1997 the Company employed two sales executives whose focus is acquiring new business through relationships in the investment banking community. These executives have an ownership interest in Celerity Partners, a limited partnership (the "Partnership") which invests in companies whose competitiveness may be significantly improved. The general partner of the Partnership is a limited liability company, in which Mr. Thomas, Mr. Beckmann, and Mr. Jim Dykes (Company directors) own 40%, 15% and 1% equity interests, respectively. Mr. Beckmann also serves on the board of directors of the general partner. The Company's board of directors has precluded Mr. Thomas from negotiating or approving contracts with any potential client in which the Partnership holds or is negotiating an ownership interest. The agreements between the Company and its clients (in which the Partnership has an interest) are on terms no less favorable to the Company than it obtains for similar services to its unrelated clients.

                               PROPOSAL TO AMEND
                THE AMENDED AND RESTATED 1988 STOCK OPTION PLAN

     On April 3, 1997 the Board of Directors adopted, subject to stockholder approval, an amendment to the 1988 Plan.

PARTICIPANTS

     At December 31, 1996, the Company had 349 employees eligible to participate in the 1988 Plan.

SUMMARY OF 1988 STOCK OPTION PLAN

     The 1988 Plan is intended to provide a means of attracting and retaining certain key employees of the Company, to encourage such persons to exert their best efforts on behalf of the Company and to identify their interests more closely with those of the stockholders. It is intended that these purposes will be effected through the granting of options, which may be in the form of stock options ("Incentive Stock Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or stock options which are not intended to so qualify ("Non-Qualified Stock Options").

     Key employees of the Company, including employees who are officers (but not directors), and any other person who the Stock Option Committee (the "Committee") determines has a direct and significant effect on the financial development of the Company through the performance of consulting or advisory services for the Company, are eligible for selection as participants in the 1988 Plan. The Committee administers the 1988 Plan with respect to all participants who are officers or who are holders of 10% or more of the Company's Common Stock, but the Committee does not have the power to appoint its own members or to terminate, modify or amend the 1988 Plan. The Board may administer the 1988 Plan with respect to all other persons or may delegate all or part of that duty to the Committee. Members of the Committee serve on the Committee at the will of the Board and may be removed from the Committee at the Board's discretion.

     The Board has full power and authority to suspend or discontinue the 1988 Plan or revise or amend it. The 1988 Plan may be amended without the consent of the stockholders unless (i) the aggregate number of shares of Common Stock that may be issued under the 1988 Plan is materially increased, (ii) the benefits accruing to participants are materially increased, (iii) the requirements concerning eligibility for participation in the 1988 Plan are materially modified, (iv) stockholder approval is required to maintain the special tax treatment for Incentive Stock Options under the Internal Revenue Code or (v) stockholder approval is required by any stock exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. No amendment, however, may adversely affect an outstanding option without the consent of the optionee. The Committee may modify, extend or renew outstanding options granted under the 1988 Plan; provided, however, that such a modification shall not, without the consent of the optionee, alter or impair any rights or obligations under any option previously granted under the 1988 Plan.

     Subject to the adjustment provisions below, 800,000 shares of Common Stock and 600,000 shares of Class B Common Stock were originally available for issuance under the 1988 Plan. Shares covered by options that terminate or expire unexercised will remain available for future grants of options under the 1988 Plan. No awards may be granted after March 16, 2002.

     The Committee may make appropriate adjustments in the number of shares of Common Stock and Class B Common Stock covered by outstanding options, applicable option prices and the maximum number of shares which may be issued pursuant to the 1988 Plan to reflect any stock dividend, share division or combination, recapitalization, merger, consolidation or reorganization of or by the Company. In such case, the Committee shall prepare and mail to each participant a copy of a notice which sets forth the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Common Stock or Class B Common Stock purchasable subject to each outstanding option after giving effect to the adjustment.

     The terms of an option agreement may provide that upon a Change in Control, all outstanding options shall become fully vested and exercisable in full. A "Change in Control" is defined as the occurrence of any of the following events:
(i) a third party acquires securities representing 50% or more of the voting power of the Company's outstanding securities, (ii) the directors of the Company as of the effective date of the 1988 Plan and directors approved by those initial directors (or their approved successors) cease to constitute a majority of the members of the Board, (iii) a public announcement is made by a third party of a tender or exchange offer for 50% or more of the outstanding voting securities of the Company and the Board approves or fails to oppose the tender or exchange offer, (iv) a consolidation or merger in which the Company does not survive, unless the voting securities of the Company outstanding immediately prior to the consolidation or merger continue to represent a majority of the voting power of the securities of the entity surviving the merger or consolidation, or (v) a liquidation of the Company or sale of all or substantially all of the Company's assets unless the liquidation or sale results in the transfer of the Company's assets to a corporation owned by the stockholders of the Company in substantially the same proportions as their stock ownership in the Company. If a Change in Control involves (a) a merger or consolidation of the Company in which (i) the Company is not the continuing or surviving entity or (ii) the Company is the continuing or surviving entity and all or a part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other entity or (b) the transfer of all or substantially all of the assets of the Company (whether by sale, merger, consolidation, liquidation or otherwise) to any person or entity and in connection with such an event shares of stock, other securities, cash or property shall be issuable in exchange for Common Stock, then in any such event the holder of an option shall be entitled to purchase the number of shares of stock, other securities, cash or property to which that number of shares that such option would have purchased immediately prior to such event.

     The 1988 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code. Each grant under the 1988 Plan will specify the number of shares of Common Stock to which it pertains and an option price. With respect to Incentive Stock Options, the exercise price shall be not less than the fair market value per share of the Common Stock on the date of grant (110% of fair market value for employees owning more than 10% of the outstanding Common Stock). An option must be exercised by delivery of written notice of exercise to the Company and payment of the full option price of the shares for which the option is being exercised. The option price is payable by the optionee at the time of exercise in cash or, at the option of the Committee, by exchanging previously acquired shares of Class B Common Stock with a fair market value equal to the option price or, at the option of the Committee, by a combination of these payment methods. The options are exercisable during the term determined by the Committee and set forth in each option grant, provided that no Incentive Stock Option shall be exercised after the expiration of ten years from the date of grant (five years if the exercise price is at least 110% of fair market value and the holder of the Incentive Stock

Options owns more than 10% of the outstanding Common Stock). The Committee shall provide in each grant of an option the time or periods, if any, during which the right to exercise the option shall vest.

     The exercise of Incentive Stock Options is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Common Stock at the time the option was granted. Options are not transferable (other than by will or the laws of descent and distribution) and may be exercised only by the optionee. Upon termination of an optionee's employment with the Company other than by reason of death, disability or normal retirement, his or her options will remain exercisable for the lesser of (a) the remainder of the term of the option or (b) 90 days following the date of termination. Despite termination, each option of the terminated optionholder that is scheduled to vest during the period specified in (a) or (b) of the preceding sentence, as applicable, shall vest; however, each such option shall expire at the same time that all other options expire pursuant to (a) or (b) in the preceding sentence, as applicable. If terminated for dishonesty or other acts detrimental to the interests of the Company or for any breach of any employment contract (or if such acts are committed during (a) or (b) above, as applicable), all options held by such holder become null and void. Upon termination of an employee's employment with the Company by reason of death, disability or normal retirement, (i) all options not yet exercisable as of such event shall become null and void, and (ii) any options that are exercisable as of such event shall be exercisable for a period of the lesser of (a) the remainder of the term of the option or (b) 180 days following such event.

1988 PLAN BENEFITS

     The following table provides certain summary information concerning stock options granted during 1996, at the discretion of the Stock Option and Compensation Committee, under the 1988 Plan to the executive officers named in "Executive Compensation -- Summary Compensation Table" and the groups indicated.

                                                          NUMBER OF
           NAME AND POSITION              DOLLAR VALUE      UNITS
           -----------------              ------------    ---------
Philip R. Thomas, ......................            --          --
  Chairman of the Board and Chief
  Executive Officer
Alexander W. Young, ....................    $   45,000       5,000
  President and Chief Operating Officer
Leland L. Grubb, Jr., ..................    $   45,000       5,000
  Vice President and Chief Financial
  Officer
Thomas J. Popek, .......................    $  146,250      16,250
  Vice President
Robert W. Stephens, ....................    $  153,000      17,000
  Vice President
Current Executive Group.................    $  676,908      75,212
Non-Executive Director Group............            --          --
Non-Executive Employee Group............    $4,273,101     474,789

---------------

(1) The options granted to the named executive officers have the exercise prices specified in "Executive Compensation -- Stock Option Grants" above. Those exercise prices, as well as the exercise prices of options awarded to the members of the specified group, are equal to the market value per share of the Common Stock on the date of grant. The last sale price of the Common Stock as reported on the NASDAQ National Market System on December 31, 1996 was $8.625 per share.

THE PROPOSED AMENDMENT

     Pursuant to the proposed amendment, the shares of Common Stock available for issuance under the 1988 Plan would be increased by 375,000 shares, from 800,000 to 1,175,000.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
            APPROVAL OF THE AMENDMENT TO THE 1988 STOCK OPTION PLAN.

                                     *****

                               PROPOSAL TO ADOPT
                           THE 1997 STOCK OPTION PLAN

     On April 3, 1997 the Board of Directors adopted, subject to stockholder approval, the 1997 Plan. A copy of the 1997 Plan is attached hereto as Appendix I.

PARTICIPANTS

     At December 31, 1996, the Company had 349 employees, all of whom will be eligible to participate in the 1997 Plan.

SUMMARY OF 1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan is intended to afford a proprietary interest in the Company to key employees of the Company. The Company believes that stock ownership by these persons provides added incentives to continue employment with the Company and encourages increased efforts to promote the Company's best interests. A maximum of 125,000 shares of the Company's Common Stock may be issued pursuant to the 1997 Plan, subject to adjustment by reason of stock dividends, stock splits or other capitalization changes. The following is a brief description of the principal provisions of the 1997 Plan and is qualified in its entirety by reference to the 1997 Plan.

     The 1997 Plan is administered by the Board, if all Board members are "disinterested" as defined in the 1997 Plan, or by a committee of two or more disinterested members of the Board (the "Committee"). The Committee determines the persons who receive stock options, the number of options to be granted and the vesting schedule for the options granted. All options are granted with an exercise price equal to 100% of the fair market value of the underlying Common Stock at the date of grant. The Company receives no consideration upon the grant of options.

     It is intended that options under the 1997 Plan may be incentive stock options for federal income tax purposes. Under the Internal Revenue Code, an employee generally is not subject to regular income tax upon the grant or exercise of an incentive option. Instead, the employee is subject to tax upon disposition of the stock held pursuant to the exercise of the option (the "ISO Shares"). At that time, if the employee has held the ISO Shares for at least (i) two years from the date of grant and (ii) one year from the date of exercise (the "Required Holding Period"), the employee will have long-term capital gain (or loss) equal to the difference, if any, between the amount realized from the disposition and the employee's tax basis in the ISO Shares. However, if the employee disposes of the ISO Share prior to the Required Holding Period, a portion (generally, the excess of the fair market value of the ISO Shares at the date of exercise over the exercise price) of any gain realized would be taxable to the employee as ordinary income.

     All employees of the Company, including directors who are also employees, are eligible to participate in the 1997 Plan. The 1997 Plan shall terminate on March 31, 2007. Options having a term not to exceed 10 years will be available to employees under the 1997 Plan. Non-Qualified Stock Options will be transferable by the optionee. Shares issued to officers of the Company on exercise of options may not be sold within six months of the grant of the option.

     Shares subject to options that are surrendered or expire unexercised may again be made subject to options under the 1997 Plan.

     In the discretion of the Board, the purchase price for shares may be paid in cash, shares of Common Stock of the Company with a fair market value equal to the purchase price, or both.

     Notwithstanding any schedule for vesting of options contained in any option agreement, all options granted under the 1997 Plan become immediately exercisable if the Company is subject to a change of control as described in the 1997 Plan.

THE PROPOSED PLAN ADOPTION

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
                    ADOPTION OF THE 1997 STOCK OPTION PLAN.

                                     *****

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish to the Company copies of such reports. Based solely upon its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1996, Company officers, directors and greater than 10% beneficial owners complied with all such filing requirements, with the following exceptions: Mr. Philip Thomas failed to file a Form 4 on a timely basis in connection with one transaction involving the Company's Common Stock, and Mr. J. Thomas Williams failed to file a Form 3 on a timely basis. All such reports have now been filed.

                                    AUDITORS

     The Company has appointed BDO Seidman, LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

     Representatives of BDO Seidman, LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its Annual Meeting of Stockholders to take place in 1998, such proposals must be received at the Company's offices at 5215
N. O'Connor Boulevard, Suite 2500, Irving, Texas, 75039-3714, Attention:
Secretary, by December 9, 1997.

     The Company's By-Laws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 30 days prior to an annual meeting. This provision also requires that the notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on the Company's books and records, and the class and number of shares of capital stock of the Company owned by such stockholder. Such notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board. Such notice must also be accompanied by the written consent of the person being nominated to the naming of that person in the Proxy Statement as a nominee and to serve as a director if elected. The chairman of the annual meeting shall, if facts warrant, determine and declare to the annual meeting that a nomination has not been made in accordance with these procedures and if the chairman should so determine, he or she shall so declare to the annual meeting and the defective nomination shall be disregarded. No stockholder has nominated a candidate for election to the Board of Directors at the Annual Meeting.

                            SOLICITATION OF PROXIES

     The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended December 31, 1996, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO THOMAS GROUP, INC., 5215 N. O'CONNOR BOULEVARD, SUITE 2500, IRVING, TEXAS 75039-3714, TELEPHONE (972) 869-3400. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO THE COMPANY, CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the Annual Meeting. However, if any other proper items of business should come before the Annual Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

     Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                            By Order of the Board of Directors,

                                            /s/ ALEXANDER W. YOUNG

                                            ALEXANDER W. YOUNG
                                            President and Chief Operating
                                            Officer

Irving, Texas
April 11, 1997

                                   APPENDIX I

                               THOMAS GROUP, INC.

                             1997 STOCK OPTION PLAN

                               TABLE OF CONTENTS

ARTICLE 1   PURPOSE
ARTICLE 2   DEFINITIONS
ARTICLE 3   ADMINISTRATION
ARTICLE 4   ELIGIBILITY
ARTICLE 5   SHARES SUBJECT TO PLAN
ARTICLE 6   GRANT OF AWARDS
     6.1    In General
     6.2    Maximum ISO Grants
ARTICLE 7   OPTION PRICE
ARTICLE 8   AWARD PERIOD; VESTING
     8.1    Award Period
     8.2    Vesting
ARTICLE 9   TERMINATION OF SERVICE
     9.1    Death
     9.2    Retirement
     9.3    Disability
     9.4    Leave of Absence
ARTICLE 10  EXERCISE OF INCENTIVE
     10.1   In General
     10.2   Disqualifying Disposition of ISO
ARTICLE 11  AMENDMENT OR DISCONTINUANCE
ARTICLE 12  TERM
ARTICLE 13  CAPITAL ADJUSTMENTS
ARTICLE 14  RECAPITALIZATION, MERGER AND CONSOLIDATION; CHANGE IN
            CONTROL
ARTICLE 15  LIQUIDATION OR DISSOLUTION
ARTICLE 16  INCENTIVES IN SUBSTITUTION FOR INCENTIVES GRANTED BY OTHER
            CORPORATIONS
ARTICLE 17  MISCELLANEOUS PROVISIONS
     17.1   Investment Intent
     17.2   No Right to Continued Employment
     17.3   Indemnification of Board and Committee
     17.4   Effect of the Plan
     17.5   Compliance With Other Laws and Regulations
     17.6   Tax Requirements
     17.7   Assignability
     17.8   Use of Proceeds

                               THOMAS GROUP, INC.

                             1997 STOCK OPTION PLAN

     The name of the plan is the THOMAS GROUP, INC. 1997 STOCK OPTION PLAN (the "PLAN"). The Plan was adopted by the Board of Directors of THOMAS GROUP, INC., a Delaware corporation (hereinafter called the "COMPANY"), effective as of April 3, 1997.

                                   ARTICLE 1
                                    PURPOSE

     The purpose of the Plan is to attract and retain the services of key employees of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of incentive stock options and non-qualified stock options that will

          (a) increase the interest of such persons in the Company's welfare;

          (b) furnish an incentive to such persons to continue their services for the Company; and

          (c) provide a means through which the Company may attract able persons as employees.

     With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "1934 ACT"). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

                                   ARTICLE 2
                                  DEFINITIONS

     For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

     2.1 "AWARD" means the grant of any Incentive Stock Option or Non-qualified Stock Option, whether granted singly, in combination or in tandem (each individually referred to herein as an "Incentive").

     2.2 "AWARD AGREEMENT" means a written agreement between a Participant and the Company which sets out the terms of an Award.

     2.3 "AWARD PERIOD" means the period during which one or more Incentives granted under an Award may be exercised.

     2.4  "BOARD" means the board of directors of the Company.

     2.5 "CHANGE OF CONTROL" means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company's Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "CONTINUING DIRECTORS") who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of twenty percent (20%) of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Company's outstanding voting securities on the date of this Plan, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company's outstanding voting securities on the date of this Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

     2.6  "CODE" means the Internal Revenue Code of 1986, as amended.

     2.7 "COMMITTEE" means the Compensation and Stock Option Committee or another committee appointed or designated by the Board to administer the Plan.

     2.8 "COMMON STOCK" means the common stock, par value $.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.

     2.9 "COMPANY" means THOMAS GROUP, INC., a Delaware corporation, and any successor entity.

     2.10 "DATE OF GRANT" means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the 1934 Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

     2.11 "EMPLOYEE" means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the
Code) of the Company or any Subsidiary of the Company.

     2.12 "FAIR MARKET VALUE" of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Committee may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

     2.13 "INCENTIVE STOCK OPTION" or "ISO" means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

     2.14 "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an Employee and who satisfies the requirements of Rule 16b-3(b)(3) promulgated under the 1934 Act or any successor provision.

     2.15 "NON-QUALIFIED STOCK OPTION" or "NQSO" means a non-qualified stock option granted pursuant to this Plan.

     2.16 "OPTION PRICE" means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

     2.17 "PARTICIPANT" shall mean an Employee of the Company or a Subsidiary to whom an Award is granted under this Plan.

     2.18 "PLAN" means this THOMAS GROUP, INC. 1997 Stock Option Plan, as amended from time to time.

     2.19 "REPORTING PARTICIPANT" means a Participant who is subject to the reporting requirements of Section 16 of the 1934 Act.

     2.20 "RETIREMENT" means any Termination of Service solely due to retirement upon attainment of age 60, or permitted early retirement as determined by the Committee.

     2.21 "STOCK OPTION" means a Non-qualified Stock Option or an Incentive Stock Option.

     2.22 "SUBSIDIARY" means (i) any corporation or limited liability company in an unbroken chain of corporations or limited liability companies beginning with the Company, if each of the corporations or limited liability companies other than the last corporation or limited liability company in the unbroken chain owns equity securities possessing a majority of the total combined voting power of all classes of equity securities in one of the other corporations or limited liability companies in the chain, and (ii) any limited partnership, if the Company or any corporation or limited liability company described in item
(i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner. "SUBSIDIARIES"means more than one of any such corporations, limited partnerships or limited liability companies.

     2.23 "TERMINATION OF SERVICE" occurs when a Participant who is an Employee of the Company or any Subsidiary shall cease to serve as an Employee of the Company and its Subsidiaries, for any reason.

     2.24 "DISABILITY" shall have the meaning given it in the employment agreement of the Participant; provided, however, that if that Participant has no employment agreement, "Disability" shall mean a physical or mental impairment of sufficient severity that, in the opinion of the Company, either the Participant is unable to continue performing the duties he performed before such impairment or the Participant's condition entitles him to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries and that impairment or condition is cited by the Company as the reason for termination of the Participant's employment; provided, however, with respect to any Incentive Stock Option, Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code.

                                   ARTICLE 3
                                 ADMINISTRATION

     The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

     Membership on the Committee shall be limited to those members of the Board who are Non-employee Directors and who are "OUTSIDE DIRECTORS" under Section 162(m) of the Code. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

     The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive, or two or more Incentives granted in combination.

     The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

     With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company's securities are listed or quoted, or any other applicable law, rule or restriction (collectively, "APPLICABLE LAW"), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

                                   ARTICLE 4
                                  ELIGIBILITY

     Any Employee (including an Employee who is also a director or an officer) whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee of the Company or any Subsidiary. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee's determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, Awards under the Plan.

                                   ARTICLE 5
                             SHARES SUBJECT TO PLAN

     Subject to adjustment as provided in ARTICLES 13 AND 14, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is (a) one hundred twenty-five thousand (125,000) shares; plus (b) shares of Common Stock previously subject to Awards which are forfeited, terminated, or expired unexercised; plus (c) without duplication for shares counted under the immediately preceding clause, a number of shares of Common Stock equal to the number of shares repurchased by the Company in the open market or otherwise and having an aggregate repurchase price no greater than the amount of cash proceeds received by the Company from the sale of shares of Common Stock under the Plan; plus (d) any shares of Common Stock surrendered to the Company in payment of the exercise price of options issued under the Plan.

     Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

                                   ARTICLE 6
                                GRANT OF AWARDS

     6.1 IN GENERAL. The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan. The Plan shall be submitted to the Company's stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

     6.2 MAXIMUM ISO GRANTS. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option shall be a Non-qualified Stock Option.

                                   ARTICLE 7
                                  OPTION PRICE

     The Option Price for any share of Common Stock which may be purchased under a Stock Option shall be at least one hundred percent (100%) of the Fair Market Value of the share on the Date of Grant. If an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

                                   ARTICLE 8
                             AWARD PERIOD; VESTING

     8.1 AWARD PERIOD. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service in accordance with this ARTICLE 8 AND ARTICLE 9. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

     8.2 VESTING. Except as otherwise provided in the Award, vesting of all Awards shall be annually, with monthly incremental vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. Subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of an Incentive may be exercised.

                                   ARTICLE 9
                             TERMINATION OF SERVICE

     9.1 DEATH. Upon the death of a Participant, then any and all Awards held by the Participant that are not yet exercisable as of the date of the Participant's death shall be fully vested as of the date of death, and shall be exercisable by that Participant's legal representatives, legatees or distributees for a period of the lesser of (a) the remainder of the term of the Award or (b) 180 days following the date of the Participant's death. Any portion of an Award not exercised upon the expiration of the periods specified in (a) or
(b) shall be null and void.

     9.2 RETIREMENT. If a Participant's employment relationship is terminated by reason of the Participant's Retirement, then the portion, if any, of any and all Awards held by the Participant that are not yet exercisable as of the date of that Retirement shall become null and void as of the date of Retirement; provided, however, that the portion, if any, of any and all Awards held by the Participant that are exercisable as of the date of that Retirement shall be exercisable for the lesser of (a) the remainder of the term of the Award or (b) 90 days following the date of Retirement.

     9.3 DISABILITY. If a Participant's employment relationship is terminated by reason of the Participant's Disability, then the portion, if any, of any and all Awards held by the Participant that are not yet exercisable as of the date of that termination for Disability shall become null and void as of the date of termination; provided, however, that the portion, if any, of any and all Awards held by the Participant that are exercisable as of the date of that termination shall survive the termination for the lesser of (a) the original term of the Award and (b) 180 days following the date of termination, and the Award shall be exercisable by the Participant, his guardian, or his legal representative.

     9.4 LEAVE OF ABSENCE. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason will be considered to still be in the employ of the Company for vesting and other purposes.

                                   ARTICLE 10
                             EXERCISE OF INCENTIVE

     10.1 IN GENERAL. A vested Incentive may be exercised during its Award Period, subject to limitations and restrictions set forth therein and in ARTICLE
9. A vested Incentive may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms, conditions, and restrictions of the Plan.

     In no event may an Incentive be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished. No Incentive may be exercised for a fractional share of Common Stock. The granting of an Incentive shall impose no obligation upon the Participant to exercise that Incentive.

     STOCK OPTIONS. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written or telephonic notice to the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the "EXERCISE DATE"), which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and/or (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price.

     Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant's Stock Option in the event of his death) at its principal business office promptly after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     10.2 DISQUALIFYING DISPOSITION OF ISO. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

                                   ARTICLE 11
                          AMENDMENT OR DISCONTINUANCE

     Subject to the limitations set forth in this ARTICLE 11, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan and Incentives awarded under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any stock option agreement. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this ARTICLE 11 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

                                   ARTICLE 12
                                      TERM

     The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on March 31, 2007, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

                                   ARTICLE 13
                              CAPITAL ADJUSTMENTS

     If at any time while the Plan is in effect, or Incentives are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:

          (i) An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company's issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

          (ii) Appropriate adjustments shall be made in the number of shares of Common Stock and the Option Price thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company's issued and outstanding shares of Common Stock in each such instance shall remain subject to purchase at the same aggregate Option Price.

     Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or Option Price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan.

     Upon the occurrence of each event requiring an adjustment with respect to any Incentive, the Company shall mail to each affected Participant its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

                                   ARTICLE 14
                          RECAPITALIZATION, MERGER AND
                        CONSOLIDATION; CHANGE IN CONTROL

          (a) The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          (b) Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

          (c) In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all such Incentives may be canceled by the Company as of the effective date of any such reorganization, merger, consolidation, share exchange or any dissolution or liquidation of the Company by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase during the thirty (30) day period next preceding such effective date of all of the shares of Common Stock subject to such outstanding Incentives.

          (d) In the event of a Change of Control, then, notwithstanding any other provision in this Plan to the contrary, all unmatured installments of Incentives outstanding shall thereupon automatically be accelerated and exercisable in full. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

                                   ARTICLE 15
                           LIQUIDATION OR DISSOLUTION

     In case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Prices then in effect with respect to each Stock Option shall be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company's Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.

                                   ARTICLE 16
                         INCENTIVES IN SUBSTITUTION FOR
                    INCENTIVES GRANTED BY OTHER CORPORATIONS

     Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees of a corporation who become or are about to become management Employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of stock of the employing corporation. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

     17.1 INVESTMENT INTENT. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

     17.2 NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

     17.3 INDEMNIFICATION OF BOARD AND COMMITTEE. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

     17.4 EFFECT OF THE PLAN. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

     17.5 COMPLIANCE WITH OTHER LAWS AND REGULATIONS. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

     17.6 TAX REQUIREMENTS. The Company shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, or local taxes required by law to be withheld with respect to such payments. The Participant receiving shares of Common Stock issued under the Plan shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option pursuant to Section 17.7, the Participant who assigns the Non-qualified Stock Option shall remain subject to withholding taxes upon exercise of the Non-qualified Stock Option by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any certificate representing such shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company's withholding a number of shares to be issued upon the exercise of a Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.

     17.7 ASSIGNABILITY. Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant's legally authorized representative. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 17.7 that is not required for compliance with Section 422 of the Code. Unless the Committee provides otherwise, all or a portion of a Non-qualified Stock Option to be granted to a Participant may be transferred by such Participant to (i) the spouse, children or grandchildren of the Participant ("IMMEDIATE FAMILY MEMBERS"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, and (y) subsequent transfers of transferred Non-qualified Stock Options shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Non-qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of ARTICLES 10, 11, 13, 15 AND 17 hereof the term "PARTICIPANT" shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Non-qualified Stock Options shall be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Non-qualified Stock Option of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Non-qualified Stock Option that has been transferred by a Participant under this
Section 17.7.

     17.8 USE OF PROCEEDS. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

     A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas.

                         * * * * * * * * * * * * * * *

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of April 3, 1997 by its duly authorized representative.

                                            THOMAS GROUP, INC.

                                            By:

                                              ----------------------------------

                                   P R O X Y


                              THOMAS GROUP, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoint(s) Philip R. Thomas and Alexander W. Young, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the "Company") to be held on Thursday, May 15, 1997, at the principal executive offices of the Company, 5215
N. O'Connor Boulevard, Suite 2500, Irving, Texas at 9:00 A.M., Dallas time, and any and all adjournments or postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows:


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE        (change of address)
DIRECTORS SET FORTH BELOW AND FOR THE PROPOSALS SET
FORTH ON THE REVERSE SIDE.                             ------------------------
                                                       ------------------------
                                                       ------------------------
                                                       (If you have written in
                                                       the above space, please
                                                       mark the corresponding
                                                       box on the reverse side
                                                       of this card)

Nominees:

Philip R. Thomas        J. Fred Bucy              Hollis L. Caswell
Donald J. Almquist      John T. Chain             James E. Dykes
Alexander W. Young      Gerald K. Beckmann




                   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS
                    PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                 NO POSTAGE IS REQUIRED IN THE UNITED STATES.


                                                                    SEE REVERSE
                                                                        SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


1.  Election of          FOR      WITHHELD
    Directors            [ ]         [ ]
    (see reverse)

For, except vote withheld from the following nominee(s):


-------------------------------------------------------


2. Proposal to amend the Amended and Restated 1988 Stock Option Plan, to increase by 375,000 shares the number of shares of Common Stock available for issuance.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                  [ ]


3. Proposal to adopt the 1997 Stock Option Plan, pursuant to which 125,000 shares of Common Stock may be made available for issuance.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                  [ ]


4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors and FOR the proposals set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                                                          Change of Address [ ]



SIGNATURE(S)                                           DATE
             ---------------------------------------        -------------------

SIGNATURE(S)                                           DATE
             ---------------------------------------        -------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.